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MURPHY AND REARDON ELECTED TO APPLETON'S BOARD OF DIRECTORS

(Appleton, Wis., June 25, 2007) Appleton announced today that Terry M. Murphy and Andrew F. Reardon have been elected to its board of directors.

Murphy, 58, is executive vice president and chief financial officer of A.O. Smith (NYSE:AOS). The company is one of the world's leading suppliers of residential and commercial water heating equipment, and one of North America's largest manufacturers of electric motors. A.O. Smith is based in Milwaukee.

Reardon, 61, is president and chief executive officer of TTX Company. TTX is headquartered in Chicago and designs, owns, operates and maintains more than 200,000 railroad cars throughout North America. North America's leading railroads, who are also the primary customers of TTX, own the TTX stock.

"We are pleased to have Terry and Andrew join our board of directors," said Mark Richards, Appleton's chairman, president and chief executive officer. "Terry brings broad industry knowledge, more than 20 years experience as a chief financial officer and attorney, and he has helped develop and implement strategies that increased shareholder value. Andrew is a chief executive officer and attorney with extensive board experience. He is a transportation expert who has been successful in transforming TTX into a growing organization by leveraging its people and core strengths." Richards added, "Like all our board members, Terry and Andrew bring a diversity of thought and experience as well as independent perspectives that are invaluable to the corporate governance process."

Murphy and Reardon join Steve Carter, retired executive vice president, chief financial officer and treasurer of Woodward Governor Company; Ron Pace, president, Kitchen & Bath-Americas for Kohler Company; Susan Scherbel, co-founder of the investment firm Bellview Associates; and Kathi Seifert, retired executive vice president of Kimberly-Clark Corporation. Richards serves as chairman of Appleton's board of directors.

MORE ABOUT TERRY MURPHY
Terry Murphy joined A.O. Smith in 2006 from Quanex Corporation, a Houston-based manufacturer of engineered materials and components for the automotive and building products industries. In his last position at Quanex, Murphy served as senior vice president and chief financial officer with responsibility for finance, accounting, treasury, and investor relations.

Prior to joining Quanex, Murphy worked as senior vice president of finance and chief financial officer for Barnes Group, Inc. of Bristol, Conn., a manufacturer and distributor of precision metal components and assemblies. He has also held positions as vice president and chief financial officer for Kysor Corporation, Cadillac, Mich., a manufacturer of class 8 truck components and refrigerated display cases used in the supermarket industry; and vice president of finance, treasurer and chief financial officer of North-West Telecommunications, Inc. of LaCrosse, Wis.

Murphy earned a bachelor's degree from the University of Wisconsin-LaCrosse and a master's degree in business administration from Marquette University. He also earned a law degree from Seton Hall University and is a certified public accountant.
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Murphy and Reardon elected to Appleton board                        page 2

MORE ABOUT ANDREW REARDON
Andrew Reardon has 30 years of experience in the railroad industry. He is president and chief executive officer of TTX Company, positions he has held since 2001. He joined TTX in 1992 as vice president of human resources and labor relations. He later served as vice president of law and human resources and was named company president in 2000.

Prior to joining TTX, Reardon was nominated by President George H.W. Bush and confirmed by the U.S. Senate in 1990 to serve as a management member of the U.S. Railroad Retirement Board, a three-person federal commission. Before serving on the Railroad Retirement Board, Reardon worked as senior vice president of law and administration for Illinois Central Railroad. During his four years with Illinois Central Railroad, he served on the board of directors of TTX. From 1977 to 1989, Reardon held various positions in the law, finance, government affairs and planning departments of the Union Pacific, Burlington Northern and Illinois Central Railroads.

Reardon earned a bachelor's degree from the University of Notre Dame and a law degree from the University of Cincinnati. He also earned a master's degree in taxation from Washington University Law School in St. Louis. He served as an officer in the United States Navy from 1967 to 1971. A pilot for 40 years, Reardon flies as a volunteer for Lifeline, a national charity that airlifts needy patients and tissue to and from medical facilities.

ABOUT APPLETON
Appleton creates product solutions through its development and use of coating formulations and applications, encapsulation technology and secure and specialized print services. The Company produces carbonless, thermal, security and performance packaging products. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio, Pennsylvania, Massachusetts and the United Kingdom, employs approximately 3,100 people and is 100 percent employee owned. For more information visit www.appletonideas.com

Media Contact:  Bill Van Den Brandt
                Manager, Corporate Communications
                920-991-8613
                bvandenbrandt@appletonideas.com